Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
	rsaltmarsh@nanogen.com	plord@pnlifesciences.com

NANOGEN CLOSES ACQUISITION OF POINT-OF-CARE CARDIAC DIAGNOSTIC

TEST BUSINESS FROM SPECTRAL DIAGNOSTICS

SAN DIEGO, CA, February 7, 2006 – Nanogen, Inc. (Nasdaq: NGEN) today announced it completed the acquisition of the rapid cardiac immunoassay test business from Spectral Diagnostics (TSX: SDI). The deal expands Nanogen’s portfolio of complementary diagnostics to include Spectral’s Cardiac STATus® and Decision Point™ product lines, the i-Lynx™ reader, related intellectual property and manufacturing capabilities. Nanogen now has a fully integrated point-of-care group with resources and capabilities in research, product development, manufacturing, and sales and marketing with a worldwide distribution network to compete in the $1.5 billion worldwide point-of-care market. The total consideration for the transaction was CDN$9 million, comprised of CDN$5.65 million in cash and CDN$3.35 million in Nanogen common shares.

“This acquisition provides Nanogen a solid position in the cardiovascular point-of-care market in advance of our congestive heart failure test receiving regulatory clearance. It was another opportunity to broaden our portfolio of rapid diagnostic tests, without research and development risk, and with opportunities to increase both the menu of products and existing customer base,” said Howard C. Birndorf, chairman and chief executive officer of Nanogen. “We anticipate a smooth and rapid integration of Spectral’s sales and manufacturing functions and a positive contribution to our near-term financial results and long-term market plans.”

“With the addition of these cardiac tests, Nanogen has the necessary product line to compete in the cardiovascular point-of-care testing market,” said David Ludvigson, president and chief operating officer. “Our point-of-care group will continue to focus on FDA approval of a quantitative congestive heart failure diagnostic test and the development and launch of other complementary tests. We plan to leverage the existing customer network, the acquired manufacturing capability and the other products in our development pipeline to build market share.”

Spectral reported nearly CDN$7 million in product revenues during 2005 from the Cardiac STATus tests and i-Lynx readers. The Cardiac STATus line includes four FDA-cleared tests that can be used at the point-of-care to determine elevations of cardiac markers, providing an aid to physicians to assess and diagnose acute coronary syndrome (ACS) as indicated by chest pain. The product line includes:

•	Cardiac STATus Myoglobin, Troponin I and CK/MB Tandem 3 in 1 Test to rule-in or rule-out ACS;

•	Cardiac STATus Troponin I, the single most critical marker to determine acute myocardial infarction (AMI);

•	Cardiac STATus Myoglobin/Troponin I to aid in the diagnosis of AMI

The i-Lynx is a unique hand-held reader designed to capture and analyze the results of the Cardiac STATus products as well as other rapid test strips such as tests for cardiovascular disease, pregnancy and infectious diseases. The portable electronic unit offers connectivity to customers’ existing laboratory data management systems to help facilitate patient record keeping and billing functions.

The DecisionPoint product line is the same series of cardiac marker assays designed for international markets, with CE marking. The newly acquired rapid test business also includes the capability to offer private label brands to customers. Several distributors offer the DecisionPoint products outside of the U.S. Cardinal Health distributes the Cardiac STATus line and i-Lynx reader in the U.S.

Approximately 50 of Spectral’s employees, including those in manufacturing as well as a U.S. and Canadian sales force, have joined Nanogen’s point-of-care group in Toronto.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biowarfare applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether the integration of the Spectral business will be accomplished in an efficient and effective manner, whether the transition to Nanogen of Spectral products and customers for manufacture and marketing purposes will be successful, whether former employees of Spectral can be retained by Nanogen, uncertainty concerning the scope of intellectual property related to the biological markers and product platforms used for rapid immunodiagnostic assays employing lateral flow technology, whether rapid diagnostic technology will be successfully commercialized, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforeseen problems may impact the timing of planned product launches and other risks and uncertainties discussed in the case of Nanogen under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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